Catalyst Funds.

Amendment Number 6 to the Investment Company Services Agreement

On behalf of its series,

 Eventide Gilead Fund

This Amendment Number 6, dated June 30, 2008 to Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule C of the Agreement is hereby amended to provide for the addition of the Eventide Gilead Fund; and

Schedule B of the Agreement is hereby amended to provide for the following fee for the Eventide Gilead Fund.

Annual per Fund Fee of:

$20,000 PLUS an asset based fee that declines as the aggregate assets of the Fund increase:

0.250% of the Fund’s assets from $0 to $50,000,000
0.200% of the Fund’s assets from $50,000,000 to $100,000,000
0.150% of the Fund’s assets from $100,000,000 to $200,000,000

0.100% of the Fund’s assets from $200,000,000 and above

Compliance Services – per Fund	$ 12,000

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

/s/ Jerry Szilagyi

Jerry Szilagyi, Trustee

Catalyst Funds

/s/ Christopher F. Anci

Christopher F. Anci, President

Matrix Capital Group, Inc.